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                                                                     EXHIBIT 4.1



                          NHANCEMENT TECHNOLOGIES INC.

                           CERTIFICATE OF DESIGNATION

                                       FOR

                            SERIES B PREFERRED STOCK

                         ------------------------------

                             Pursuant to Section 151
             of the General Corporation Law of the State of Delaware

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                  NHancement Technologies Inc. (the "Corporation"), a
corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify that pursuant to the provisions of Section 151 of the DGCL, the Board of Directors of the Corporation, at a meeting duly convened on September 6, 2000 at which a quorum was present at all times, adopted the following resolution, which resolution remains in full force and effect as of the date hereof:

                  WHEREAS, the Board of Directors of the Corporation is authorized, within the limitations and restrictions stated in the Corporation's Amended and Restated Certificate of Incorporation (the "Charter"), to fix by resolution or resolutions the designation of each class or series of Preferred Stock (the "Preferred Stock") and the voting powers, and any designations, preferences, and relative, participating, optional or other special rights of any such class or series of Preferred Stock, as well as such other provisions with regard to redemption (at the option of the holders thereof and/or at the option of the Corporation), dividends, dissolution or the distribution of assets, conversion or exchange, and any qualifications or restrictions thereof or such other subjects or matters as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors; and

                  WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to such authority, to authorize and fix the terms of the series of Preferred Stock designated as Series B Preferred Stock (the "Series B Preferred Stock"):

                  NOW THEREFORE, be it resolved, that the terms and provisions of such series and all other right or preferences granted to or imposed upon such series or the holders thereof are as herein set forth:



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                  1. Designation. A total of one hundred twenty thousand
(120,000) shares, $0.01 par value per share, shall be designated as "Series B Preferred Stock."

                  2. Rank. The Series B Preferred Stock shall, with respect to rights to dividends and rights upon liquidation, dissolution and winding-up of the Corporation, rank pari passu with all other series of preferred stock or other class of security expressly ranking pari passu, if any (such classes or series, the "Pari Passu Classes") with the Series B Preferred Stock of the Corporation and prior to all series or classes of Common Stock of the Corporation ("Common Stock"). Nothing contained herein shall be construed to prohibit the Corporation from authorizing or issuing, in accordance with its Certificate of Incorporation and bylaws, as the same may be amended and in effect from time to time, any classes or series of equity securities of the Corporation ranking senior to or pari passu with the Series B Preferred Stock with respect to rights to dividends and rights upon liquidation, dissolution and winding-up of the Corporation or both.


                  3. Dividends. The holders of shares of Series B Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation) on the Common Stock of this Corporation, at the rate of 5.00% of $100.00 (such $100.00, the "Original Issue Price") (as adjusted for stock splits, stock dividends, recapitalizations and the like), payable in cash or capital stock of the Corporation (as determined by the Board of Directors of the Corporation) and payable quarterly in arrears, when, as and if declared by the Board of Directors. After such dividends are declared and paid upon the shares of the Series B Preferred Stock, dividends may be declared and paid on the Common Stock if at the same time equivalent dividends are declared and paid to holders of the Series B Preferred Stock (such dividends to be paid as determined on an as converted basis for the Series B Preferred Stock). Such dividends shall not be cumulative.


                  4. Liquidation Preference.

                           (a) Subject to the rights of holders of any class of
capital stock or series thereof expressly ranking senior to the Series B Preferred Stock, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holder of each share of the Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount equal to the Original Issue Price for each outstanding share of Series B Preferred Stock, plus declared but unpaid dividends on such share (subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like). If the assets of the Corporation are not sufficient to pay in full the payments payable to the holders of outstanding shares of Series B Preferred Stock and any Pari Passu Classes upon the liquidation, dissolution or winding up of the affairs of the Corporation, then the holders of all such shares shall share



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ratably with all other holders of shares of Series B Preferred Stock and Pari
Passu Classes in such distribution of assets in proportion to the Liquidation Preference of the respective shares.

                           (b) Upon completion of the distribution required by
subsection (a) of this Section 4 and any other distribution that may be required with respect to series of Series B Preferred Stock that may from time to time come into existence, all of the remaining assets of this Corporation available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.

                           (c) (i) For purposes of this Section 4, a
liquidation, dissolution or winding up of this Corporation shall be deemed to be occasioned by, or to include (unless the holders of at least a majority of the Series B Preferred Stock then outstanding shall determine otherwise), (A) the acquisition of this Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of this Corporation; or
(B) a sale of all or substantially all of the assets of this Corporation.

                                    (ii) In any of such events, if the
consideration received by this Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

                                            (A) Securities not subject to
investment letter or other similar restrictions on free marketability covered by
(B) below:

                                                     (1) If traded on a
securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the closing;

                                                     (2)  If actively traded
over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

                                                     (3) If there is no active
public market, the value shall be the fair market value thereof, as mutually determined by this Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Series B Preferred Stock.

                                            (B) The method of valuation of
securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by this Corporation and the holders of at least a majority of the voting power of all then outstanding shares of such Series B Preferred Stock.




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                  5. Conversion. The holders of the Series B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                  (a) Right to Convert. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the Original Issue Price by (ii) the lesser of (A) $13.50 (subject to adjustment for stock splits and the like) or (B) 90% of the average of the closing bid prices for the ten (10) trading days immediately preceding the date on which such holder is deemed to have converted such Series B Preferred Stock pursuant to Section 5(a) or 5(b) hereof; provided, however that the Conversion Price shall not be less than $10.00 (subject to adjustment for stock splits and the like) (as adjusted pursuant to Section 5(d) hereof, the "Conversion Price"). Such conversion shall be deemed to have been made immediately prior to the close of business on the date of delivery of notice by the holder to the Corporation stating that such holder desires to convert the Series B Preferred Stock as contemplated by this
Section 5(a), and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

                  (b) Automatic Conversion. At any time after the third anniversary of the first issuance of the Series B Preferred Stock by the Corporation, the Corporation may require that all, but not less than all, of the outstanding shares of Series B Preferred Stock be converted into shares of Common Stock at the Conversion Prices then in effect. If the Corporation desires to convert the Series B Preferred Stock as contemplated by this Section 5(b), the Corporation shall deliver written notice to the holders of Series B Preferred Stock (the "Conversion Notice") setting forth its desire to so convert such shares and the Conversion Price therefor. Within fifteen (15) days following receipt of such Conversion Notice, each holder of Series B Preferred Stock shall surrender the certificate or certificates representing all of such holder's Series B Preferred Stock, duly endorsed, at the office of this Corporation or of any transfer agent for the Series B Preferred Stock. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of delivery of the Conversion Notice, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

         (c) Mechanism of Conversion. Before any holder of Series B Preferred Stock pursuant to Section 5(a) above, shall be entitled to convert the same into shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Series B Preferred Stock, and shall give written notice to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares



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of Common Stock are to be issued. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series B Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series B Preferred Stock representing the unconverted portion of the certificate so surrendered. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, the conversion may, at the option of any holder tendering Series B Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon such conversion of the Series B Preferred Stock shall not be deemed to have converted such Series B Preferred Stock until immediately prior to the closing of such sale of securities.

                  (d) Conversion Price Adjustments. The Conversion Price shall be adjusted, from time to time by the Board of Directors of the Corporation, to reflect the effect of any stock dividend, stock split, reverse stock split, merger, consolidation, recapitalization (other than the issuance of Common Stock in exchange for indebtedness or other obligation of similar value), reorganization or other similar transaction affecting the Corporation so that immediately following such event the holders of the Series B Preferred Stock shall be entitled to receive upon conversion thereof the kind and amount of shares of securities of the Corporation and other property which they would have owned or been entitled to receive upon or by reason of such event if such shares of Series B Preferred Stock had been converted to Common Stock immediately before the record date (or, if no record date, the effective date) for such event. An adjustment made pursuant to this Section 5(b) shall become effective immediately after the opening of business on the day next following the record date in the case of a dividend or distribution and shall become effective immediately after the opening of business on the day next following the effective date in the case of an applicable subdivision, combination, reclassification, merger, recapitalization, reorganization or other similar transaction.

                  (e) No Impairment. This Corporation will not, by amendment of its Charter or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this
Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B Preferred Stock against impairment.

                  (f) No Fractional Shares and Certificate as to Adjustments.



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                           (i) No fractional shares shall be issued upon
conversion of any share or shares of the Series B Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                           (ii) Upon the occurrence of each adjustment or
readjustment of the Conversion Price of Series B Preferred Stock pursuant to this Section 5, this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for the Series B Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series B Preferred Stock.

                  (g) Notices of Record Date. In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each holder of Series B Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

                  (h) Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, in addition to such other remedies as shall be available to the holder of the shares of Series B Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in commercially reasonable efforts to obtain the requisite stockholder approval of any necessary amendment to this certificate.



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         (i) Notices. Any notice required by the provisions of this Section 5 to be given to the holders of shares of Series B Preferred Stock shall be deemed given ten (10) business days after it is if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this Corporation.

                  6. Voting Rights. The holder of each share of Series B Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series B Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series B Preferred Stock held by each holder could be converted) shall be rounded to be nearest whole number (with one-half being rounded upward).

                  7. Status of Converted Stock. In the event any shares of Series B Preferred Stock shall be converted pursuant to Section 5 hereof, the shares so converted shall be canceled and shall not be issuable by the Corporation, and the Corporation may take such appropriate corporate action as may be necessary to reduce the number of authorized shares of the Corporation's capital stock.

                  8. General Provisions.


                           (a) Amendment.  This Certificate of Designation
constitutes an agreement between the Corporation and the holders of the Series B Preferred Stock. Except as otherwise set forth herein, it may be amended by vote of the Board of Directors of the Corporation and the holders of at least 50% of the outstanding shares of Series B Preferred Stock.

                           (b) Headings.  The headings of the paragraphs,
subparagraphs, clauses, and sub-clauses of this Certificate of Designation are for convenience of reference only and shall not define, limit, or affect any of the provisions hereof.



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                  IN WITNESS WHEREOF, the undersigned has caused this
certificate to be signed by its President and Secretary, respectively, this 12th day of September 2000.



                                                     ---------------------------
                                                     Douglas S. Zorn, President




                                                     ---------------------------
                                                     John Zavoli, Secretary



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